Exhibit 2.1

AMENDMENT NO. 1 TO

AGREEMENT AND PLAN OF MERGER

THIS AMENDMENT NO. 1 (“Amendment”) to the AGREEMENT AND PLAN OF

MERGER (“Agreement”) is made and entered into as of January 14, 2021, by and among Broadway Financial Corporation, a Delaware corporation (“BYFC”) and CFBanc Corporation, a District of Columbia corporation (“CFB”).

PREAMBLE

BYFC and CFB entered into the Agreement on August 25, 2020.

Since the execution of the Agreement, the parties have determined that it is in the best interest of all parties to modify the certificate of incorporation of the Surviving Entity in Exhibit A to the Agreement as set forth herein.

In consideration of their mutual promises and obligations hereunder, and intending to be legally bound hereby, BYFC and CFB agree as follows:

ARTICLE I AMENDMENTS

Section 1.01          Exhibit A.

(a)          Exhibit A to the Agreement is hereby deleted in its entirety and replaced with Annex A hereto.

ARTICLE II MISCELLANEOUS

Section 2.01 Continuation. The Agreement is hereby modified to reflect the terms of this Amendment and shall continue in full force and effect. All other provisions of the Agreement not specifically modified herein shall remain in full force and effect.

Section 2.02 Incorporation. In any publication of the Agreement, the text of the amendments to Exhibit A to the Agreement may be substituted for, or supplement, as applicable, the original text of Exhibit A to the Agreement and incorporated in the Agreement as though they were originally set forth therein without publishing or reproducing the entirety of this Amendment. Each of Section 9.1 (Amendment), Section 9.7 (Counterparts), Section 9.8 (Entire Agreement), Section 9.9 (Governing Law; Jurisdiction), Section 9.13 (Severability) and Section 9.15 (Delivery by Facsimile or Electronic Transmission) of the Agreement is hereby incorporated by reference into this Amendment, mutatis mutandis.

[Signature page follows]

IN WITNESS WHEREOF, Broadway Financial Corporation and CFBanc Corporation have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

BROADWAY FINANCIAL CORPORATION

By:
Name: Wayne-Kent A. Bradshaw
Title: President and Chief Executive Officer

CFBANC CORPORATION

By:
Name: Brian E. Argrett
Title: President and Chief Executive Officer

Annex A
Form of Broadway Financial Corporation Amended Certificate

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

[BROADWAY FINANCIAL CORPORATION]1

a public benefit corporation

FIRST.          The name of this corporation is [“Broadway Financial Corporation”].

SECOND.     The name and address of this corporation’s registered agent and registered office in the State of Delaware are Corporation Service Company, 251 Little Falls Drive, Wilmington, Delaware  19808-1674.

THIRD.         The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.  Without limitation of the foregoing, this corporation is a public benefit corporation, as provided for in Subchapter XV of the Delaware General Corporation Law, that is intended to promote the following public benefits: to, both directly and through its subsidiary bank, create a general and specific public benefit to the District of Columbia, Los Angeles, California and other urban communities served by the corporation or its subsidiaries. In particular, the business of the corporation and its subsidiaries will focus on the low- and moderate-income neighborhoods of the District of Columbia, Baltimore and their surrounding suburban communities, the Counties of Los Angeles, Ventura, Riverside, Orange, San Diego, San Bernardino and Santa Barbara, California and other urban communities served in ways that are efficient and profitable, that increase access to credit and capital for individuals and institutions located therein, and that improve the economic health of the communities located therein. Any disinterested failure of a director to satisfy the requirements of Section 365 of the Delaware General Corporation Law (relating to the duties of directors) shall not constitute an act or omission not in good faith, or a breach of the duty of loyalty.

FOURTH.

A.          The total number of shares of all classes of stock which this corporation shall have authority to issue is [ninety-one million (91,000,000)]2, of which: [fifty million (50,000,000)]3 shall be Class A Common Stock, par value $0.01 per share; fifteen million (15,000,000) shall be Class B Common Stock, par value $0.01 per share; twenty-five million (25,000,0000) shall be Class C Common Stock, par value $0.01 per share; and one million (1,000,000) shall be serial preferred stock, par value $0.01 per share.

1 Insert name to be decided on by the parties.
2 Replace with “one hundred sixteen million (116,000,000)” if such change is approved by Broadway stockholders.
3 Replace with “seventy-five million (75,000,000)” if such change is approved by Broadway stockholders.

B.          Common Stock

1.          Except as set forth in the remainder of this Article FOURTH, Paragraph B., the Class A Common Stock, the Class B Common Stock and the Class C Common Stock shall all have the same rights and other attributes, including without limitation the right to share ratably with the shares of each of the other classes of common stock, based on the respective numbers of shares of each such class, any dividends and any distributions on liquidation declared and paid on common stock.

2.          The shares of Class A Common Stock shall entitle the holders thereof to one vote per share of Class A Common Stock held of record on all matters. The shares of Class B Common Stock and Class C Common Stock constitute non-voting shares of the corporation and the holders thereof are not entitled to vote on any matter other than as required by law.

3.          The Class C Common Stock was first authorized by the amendment of the Certificate of Incorporation of this corporation filed with the Delaware Secretary of State on November 27, 2013 and was referred to in such amendment as “non-voting common stock, par value $0.01 per share”. Each share of Class C Common Stock shall convert, automatically and without any action by any person, into one fully paid and nonassessable share of Class A Common Stock having full voting rights upon any transfer of such share to any person other than the Initial Holder or any Affiliate of such Initial Holder pursuant to clause (iii), (iv) or (v) of the following sentence, after which conversion such share of Class C Common Stock shall be retired and canceled and may not be reissued. The shares of Class C Common Stock are not convertible into common stock having full voting rights by the Initial Holder or any Affiliate of such Initial Holder and may only be transferred by the Initial Holder or such Affiliate (1) to an Affiliate of such Initial Holder, (ii) to the corporation, (iii) in a widespread public distribution, (iv) in a transfer in which no transferee (or group of associated transferees) would receive 2% or more of any class of voting securities of the corporation, or (v) to a transferee that would control more than 50% of the voting securities of the corporation without any transfer from the Initial Holder or any Affiliate of such Initial Holder. Notwithstanding the foregoing, the corporation may restrict such conversion to the extent it would be inconsistent with, or in violation of, the requirements of any Regulator with respect to the restrictions on the transfer of the non-voting common stock that are required in order to preserve the “non-voting” classification of the non-voting common stock for regulatory purposes. Any such restriction shall be imposed and deemed effective immediately upon the transmittal by the corporation of written notice to such holder specifying in reasonable detail the reason for such restriction; and in the event such notice is transmitted after the event giving rise to such automatic conversion, the restriction shall be deemed to have been imposed and effective retroactively to the time of such event, and such conversion shall be deemed not to have occurred, so long as such notice is transmitted within one hundred eighty (180) days after the event giving rise to such conversion. Such notice may be dispatched by first class mail, by electronic transmission, or by any other means reasonably designed and in good faith intended to provide prompt delivery to an executive officer (or equivalent) of, or legal counsel to, such holder.

4.          As used herein, (i) the term “Initial Holder” shall mean any holder of the non-voting common stock who acquired such stock on original issue by the corporation, including, without limitation, in an exchange for common stock of the corporation having full voting rights that has been approved by the board of directors of the corporation; (ii) the term “Affiliate” shall mean any person or entity that directly or indirectly controls, is controlled by, or is under common control with the person or entity to which the defined term refers; provided, that, for purposes of this definition, the term “control” means the ability, directly or indirectly, to direct or influence the direction of the management and policies of the person in question, whether such ability arises by virtue of ownership interest, contract right or otherwise and, without limiting the generality of the foregoing, a person is an Affiliate of another person if the first person (A) is an executive officer (as such term is defined in Rule 405 of the Securities Act of 1933, as amended) of the second person; (B) is a director of the second person where such second person is a corporation; (C) is a manager (or an executive officer, director, general partner or manager of an entity that is a manager) of the second person where such second person is a limited liability company; (D) is a general partner (or an executive officer, director, general partner or manager of an entity that is a general partner) of the second person where such second person is a partnership; or (E) directly or indirectly has or shares the power to vote, or direct the voting of, or to dispose of, or direct the disposition of, securities representing more than ten percent (10%) of the combined voting power of the securities of the second person; and (iii) the term “Regulator” shall mean any of (A) the Board of Governors of the Federal Reserve System (whether acting directly or by or through the Federal Reserve Bank of San Francisco in such bank’s regulatory capacity), (B) the Federal Deposit Insurance Corporation, (C) the Office of the Comptroller of the Currency, (D) any successor agency to any of the foregoing, or (E) any other federal regulatory authority, whether in existence as the date hereof or hereafter established, having jurisdiction over this corporation or its banking subsidiary as to matters of compliance with the Federal Deposit Insurance Corporation Act, the Bank Holding Company Act, the Federal Reserve Act, the Home Owners’ Loan Act, any successor statute or amendment to any of the foregoing, or any regulation adopted pursuant thereto.

C.          Preferred Stock

1.          The shares of preferred stock may be issued from time to time in one or more series. The board of directors of this corporation shall have authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions thereof; including without limitation the voting rights, the dividend rate, conversion rights, redemption price and liquidation preference, of any series of shares of preferred stock, to fix the number of shares constituting any such series and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

2.          Series B Junior Participating Preferred Stock. The board of directors of this corporation, acting by resolution dated September 10, 2019, has classified 35,000 shares of the authorized preferred stock of the corporation as shares of Series B Junior Participating Preferred Stock, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of which are as follows:

Section 1.          Designation and Amount. There shall be a series of preferred shares of the Corporation, $0.01 par value per share, which shall be designated “Series B Junior Participating Preferred Stock” (the “Series B Preferred Shares”), and the number of shares constituting that series shall be 35,000. Such number of shares may be increased or decreased by resolution of the Board of Directors and by the filing of a certificate in accordance with the provisions of the General Corporation Law of the State of Delaware stating that such increase or reduction has been so authorized; provided, however, that no decrease shall reduce the number of Series B Preferred Shares to a number less than the number of Series B Preferred Shares then outstanding plus the number of Series B Preferred Shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Corporation.

Section 2.          Dividends and Distributions.

(A)       Subject to the prior and superior rights of the holders of any shares of any class or series of preferred shares of the Corporation ranking prior and superior to the Series B Preferred Shares with respect to dividends, the holders of Series B Preferred Shares shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, quarterly dividends payable in cash to holders of record on the last Business Day of January, April, July and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”) (commencing on the first Quarterly Dividend Payment Date after the first issuance of a Series B Preferred Share or fraction thereof) in an amount per share (rounded to the nearest cent) equal to the greater of (a) $0.01 or (b) subject to the provision for adjustment hereinafter set forth, 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in Common Shares (hereinafter defined) or a subdivision of the outstanding Common Shares (by a reclassification or otherwise), authorized on the shares of common stock, par value $0.01 per share, and the shares of non-voting common stock, par value $0.01 per share, of the Corporation (collectively, the “Common Shares”) since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any Series B Preferred Share or fraction thereof. In the event the Corporation shall at any time following September 23, 2019 (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount to which holders of Series B Preferred Shares were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying each such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(B)        The Corporation shall declare a dividend or distribution on the Series B Preferred Shares as provided in paragraph (A) above at the time it declares a dividend or distribution on the Common Shares (other than a dividend payable in Common Shares).

(C)        No dividend or distribution (other than a dividend or distribution payable in Common Shares) shall be paid or payable to the holders of Common Shares unless, prior thereto, all accrued but unpaid dividends to the date of that dividend or distribution shall have been paid to the holders of Series B Preferred Shares.

(D)       Dividends shall begin to accrue and be cumulative on outstanding Series B Preferred Shares from the Quarterly Dividend Payment Date next preceding the date of issuance of such Series B Preferred Shares, unless the date of issuance of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue and be cumulative from the date of issuance of such shares, or unless the date of issuance is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of Series B Preferred Shares entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the Series B Preferred Shares in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of Series B Preferred Shares entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 3.          Voting Rights. The holders of Series B Preferred Shares shall have the following voting rights:

(A)       Subject to the provision for adjustment hereinafter set forth, each one one-thousandth of a Series B Preferred Share shall entitle the holder thereof to one vote on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time following September 23, 2019 (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the number of votes per share to which holders of Series B Preferred Shares were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

(B)       Except as otherwise provided herein or in the Certificate of Incorporation of the Corporation, including any certificate of designation creating any other series of preferred stock, the holders of Series B Preferred Shares, the holders of Common Shares and the holders of any other shares of stock of the Corporation having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(C)       Except as otherwise provided herein or required by law, holders of Series B Preferred Shares shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Shares as provided herein) for taking any corporate action.

Section 4.          Certain Restrictions.

(A)       Whenever any quarterly dividends or other dividends or distributions payable on the Series B Preferred Shares as provided in Section 2 are in arrears, then, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on Series B Preferred Shares outstanding shall have been paid in full, the Corporation shall not:

(i)        declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares, other than dividends paid or payable in such junior shares;

(ii)       declare or pay dividends on or make any other distributions on any shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Shares, except dividends paid ratably on the Series B Preferred Shares and all such parity shares on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)      redeem or purchase or otherwise acquire for consideration shares ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Preferred Shares, provided that the Corporation may at any time redeem, purchase or otherwise acquire any such parity shares in exchange for shares of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Preferred Shares; or

(iv)      purchase or otherwise acquire for consideration any Series B Preferred Shares, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes of the Corporation’s shares, shall determine in good faith will result in fair and equitable treatment among such respective series or classes.

(B)        The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of the Corporation unless the Corporation could, under paragraph (A) of this Section, purchase or otherwise acquire such shares at such time and in such manner.

Section 5.          Reacquired Shares. Any Series B Preferred Shares purchased or otherwise acquired by the Corporation in any manner whatsoever shall become authorized but unissued shares and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

Section 6.          Liquidation, Dissolution or Winding Up.

(A)       Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Preferred Shares unless, prior thereto, the holders of Series B Preferred Shares shall have received $1.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series B Liquidation Preference”). Following payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of Series B Preferred Shares unless, prior thereto, the holders of Common Shares shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) the Series B Liquidation Preference by (ii) 1,000 (as appropriately adjusted as set forth in subparagraph C below to reflect such events as share splits, share dividends and recapitalizations with respect to the Common Shares) (such number in clause (ii) being referred to herein as the “Adjustment Number”). Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding Series B Preferred Shares and Common Shares, respectively, holders of Series B Preferred Shares and holders of Common Shares shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio, on a per share basis, of the Adjustment Number to 1 with respect to such Series B Preferred Shares and Common Shares, respectively.

(B)       In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of preferred shares, if any, which rank on a parity with the Series B Preferred Shares, then such remaining assets shall be distributed ratably to the holders of the Series B Preferred Shares and such parity shares in proportion to their respective liquidation preferences.

(C)       In the event the Corporation shall at any time following September 23, 2019 (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

Section 7.          Consolidation, Merger, etc. If the Corporation shall enter into any consolidation, merger, combination or other transaction in which the Common Shares are exchanged for or changed into other shares or securities, cash and/or any other property, then in any such case, the Series B Preferred Shares shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 1,000 times the aggregate amount of shares, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each Common Share is changed or exchanged. In the event the Corporation shall at any time (i) declare any dividend on Common Shares payable in Common Shares, (ii) subdivide the outstanding Common Shares or (iii) combine the outstanding Common Shares into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of Series B Preferred Shares shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of Common Shares outstanding immediately after such event and the denominator of which is the number of Common Shares that were outstanding immediately prior to such event.

Section 8.          Redemption. The Series B Preferred Shares shall not be redeemable by the Corporation. The preceding sentence shall not limit the ability of the Corporation to purchase or otherwise deal in such shares to the extent permitted by law.

Section 9.          Ranking. The Series B Preferred Shares shall rank junior to all other series of the Corporation’s preferred shares (whether with or without par value) as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 10.        Amendment. Neither the Corporation’s Certificate of Incorporation nor its Certificate of Designation, Preferences and Rights relating to the Series B Preferred Shares shall be amended in any manner which would materially and adversely alter or change the preferences, rights or other terms of the Series B Preferred Shares without the affirmative vote of the holders of a majority or more of the outstanding Series B Preferred Shares, voting separately as a class.

Section 11.        Fractional Shares. Series B Preferred Shares may be issued in fractions of a share that are integral multiples of one-one thousandth of a share, which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends and participate in distributions and to have the benefit of all other rights of holders of Series B Preferred Shares.

3.          Cumulative Redeemable Perpetual Preferred Stock, Series A. 3,000 shares of the authorized preferred stock of this corporation are hereby classified as shares of Cumulative Redeemable Perpetual Preferred Stock, Series A, the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption of which are as follows:

Section 1.          Designation and Number of Shares. There shall be a series of preferred shares of the Corporation, $0.01 par value per share, which shall be designated “Fixed Rate Cumulative Redeemable Perpetual Preferred Stock, Series A” (the “Series A Preferred Stock”), and the number of shares constituting that series shall be 3,000.

Section 2.          General Matters. Each share of Series A Preferred Stock shall be identical in all respects to every other share of Series A Preferred Stock. The Series A Preferred Stock shall be perpetual. The Series A Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 3.          Definitions. The following terms are used in these resolutions (including the Standard Provisions in Schedule A hereto) as defined below:

“Affiliate” means, with respect to any person, any person directly or indirectly controlling, controlled by or under common control with, such other person, For purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”) when used with respect to any person, means the possession, directly or indirectly, of the power to cause the direction of management and/or policies of such person, whether through the ownership of voting securities by contract or otherwise.

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

“Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York or the District of Columbia generally are authorized or required by law or other governmental actions to close.

“Bylaws” means the Amended and Restated Bylaws of the Corporation, as the same may be amended from time to time.

“Charter” means the Corporation’s Amended and Restated Certificate of Incorporation, as the same may be amended from time to time.

“Common Stock” means the common stock, par value $0.01 per share, of the Corporation.

“Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

“Dividend Period” has the meaning set forth in Section 5(a).

“Dividend Record Date” has the meaning set forth in Section 5(a).

“GAAP” means the generally accepted accounting principles in the United States.

“Subsidiary” means any subsidiary of the Corporation.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

“Liquidation Amount” means $1,000 per share of Series A Preferred Stock.

“Liquidation Preference” has the meaning set forth in Section 6(a).

“Original Issue Date” means the date on which shares of Series A Preferred Stock are first issued.

“Parity Stock” means any class or series of stock of the Corporation (other than Series A Preferred Stock) the terms of which do not expressly provide that such class or series will rank junior or senior to Series A Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

“Preferred Stock” means any and all series of preferred stock of the Corporation, including the Series A Preferred Stock.

“Signing Date” means the date the Preferred Stock Purchase Agreement relating to the issuance of shares of Series A Preferred Stock by and between the Corporation and E*TRADE Community Development Corporation (“Buyer”) is executed and delivered by Buyer.

Section 4.          Certain Voting Matters. Holders of shares of Series A Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Series A Preferred Stock are entitled to vote, including any action by written consent.

Section 5.          Dividends.

(a)        Rate. Holders of Series A Preferred Stock shall be entitled to receive, on each share of Series A Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to four percent on (i) the Liquidation Amount per share of Series A Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Series A Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided, that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Series A Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of 12 30-day months. The amount of dividends payable on Series A Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of 12 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Series A Preferred Stock on any Dividend Payment Date will be payable to holders of record of Series A Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Series A Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Series A Preferred Stock as specified in this Section 5 (subject to the other provisions of this Certificate of Designation).

(b)        Priority of Dividends. So long as any share of Series A Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to Section 5(c) below and the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 5(a) above, dividends on such amount), on all outstanding shares of Series A Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series A Preferred Stock on the applicable record date), subject to Section 10 below.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Series A Preferred Stock and any shares of Parity Stock, all dividends declared on Series A Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Series A Preferred Stock (including, if applicable as provided in Section 5(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Series A Preferred Stock prior to such Dividend Payment Date.

Subject to the foregoing and Section 5(c) below, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Series A Preferred Stock shall not be entitled to participate in any such dividends.

(c)        Restriction on Dividends. So long as any share of Series A Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall declare or pay any dividend or make any distribution on Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of the Corporation or any Subsidiary (other than (i) dividends payable solely in shares of Common Stock, (ii) regular dividends on shares of preferred stock in accordance with the terms thereof and which are permitted under the terms of this Section 5, (iii) dividends or distributions by any wholly owned Subsidiary, (iv) dividends or distributions by any Subsidiary required pursuant to binding contractual agreements entered into prior to June 28, 2017) or (v) in the case of Parity Stock, dividends payable on a pro rata basis with Series A Preferred Stock), unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 5(a) above, dividends on such amount), on all outstanding shares of Series A Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series A Preferred Stock on the applicable record date), in which case dividends on Common Stock, Junior Stock and Parity Stock may be declared and paid.

Section 6.          Liquidation Rights.

(a)        Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of Series A Preferred Stock shall be entitled to receive for each share of Series A Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Series A Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 5(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b)        Partial Payment. If in any distribution described in Section 6(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Series A Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series A Preferred Stock as to such distribution, holders of Series A Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c)        Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Series A Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Series A Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)        Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 6, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Series A Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 7.          Redemption.

(a)        Optional Redemption. The Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Series A Preferred Stock at the time outstanding, upon notice given as provided in Section 7(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) any accrued and unpaid dividends (including, if applicable as provided in Section 5(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

The redemption price for any shares of Series A Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 5 above.

(b)        No Sinking Fund. The Series A Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Series A Preferred Stock will have no right to require redemption or repurchase of any shares of Series A Preferred Stock.

(c)        Notice of Redemption. Notice of every redemption of shares of Series A Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Series A Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series A Preferred Stock. Notwithstanding the foregoing, if shares of Series A Preferred Stock are issued in book-entry form through The Depository Trust Company or any other similar facility, notice of redemption may be given to the holders of Series A Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Series A Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d)        Partial Redemption. In case of any redemption of part of the shares of Series A Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e)        Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f)         Status of Redeemed Shares. Shares of Series A Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided, that any such cancelled shares of Series A Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Series A Preferred Stock).

Section 8.          Conversion. Holders of Series A Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 9.          Voting Rights.

(a)        General. The holders of Series A Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law. If any vote of the holders of Common Stock is required in connection with a cash tender offer made to the Company or the holders of Common Stock, the holders of Series A Preferred Stock shall vote as a single class with the holders of Common Stock.

(b)        Class Voting Rights as to Particular Matters. So long as any shares of Series A Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least a majority of the shares of Series A Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

1.          Authorization of Senior Stock. Any amendment or alteration of the provisions of the Charter relating to the Series A Preferred Stock or to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Series A Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

2.          Amendment of Series A Preferred Stock. Any amendment, alteration or repeal of any provision of this Certificate of Designation for the Series A Preferred Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 9(b)3 below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Series A Preferred Stock; or

3.          Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Series A Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Series A Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Series A Preferred Stock immediately prior to such consummation, taken as a whole;

provided, that for all purposes of this Section 9(b), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Series A Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Series A Preferred Stock.

(c)        Changes after Provision for Redemption. No vote or consent of the holders of Series A Preferred Stock shall be required pursuant to Section 9(b) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, there are no outstanding shares of the Series A Preferred Stock.

(d)        Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Series A Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Series A Preferred Stock is listed or traded at the time.

Section 10.        Restriction on Repurchases. So long as any share of Series A Preferred Stock remains outstanding, neither the Corporation nor any Subsidiary shall, redeem, purchase or acquire any shares of Common Stock, Junior Stock, Parity Stock or other capital stock or other equity securities of any kind of the Corporation or any Subsidiary, or any trust preferred securities issued by the Corporation or any Affiliate of the Corporation (other than (i) redemptions, purchases, repurchases or other acquisitions of the Series A Preferred Stock, (ii) repurchases of Junior Stock or Common Stock in connection with the administration of any employee benefit plan in the ordinary course of business, (iii) the acquisition by the Corporation or any of the Corporation Subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any other Subsidiary), including as trustees or custodians, (iv) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock or trust preferred securities for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case as set forth in this clause (iv), (v) redemptions of securities held by the Corporation or any wholly-owned Subsidiary or (vi) redemptions, purchases or other acquisitions of capital stock or other equity securities of any kind of any Subsidiary), unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Series A Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Series A Preferred Stock on the applicable record date), in which case redemptions, purchases or acquisitions of shares of Common Stock, Junior Stock or Parity Stock may be made by the Corporation or any Subsidiary.

Section 11.        Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Series A Preferred Stock may deem and treat the record holder of any share of Series A Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 12.        Notices. All notices or communications in respect of Series A Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Charter or Bylaws or by applicable law.

Section 13.        No Preemptive Rights. No share of Series A Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 14.        Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 15.        Other Rights. The shares of Series A Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

FIFTH.          The business and affairs of this corporation shall be under the direction of a board of directors. The exact number of directors shall be fixed from time to time by the board of directors pursuant to a resolution adopted by the affirmative vote of a majority of the full board of directors.

A.          Election of Directors. The directors of this corporation shall be divided into three classes: the first class, the second class and the third class. Each director shall serve for a term ending on the third annual meeting following the annual meeting at which such director was elected. At each annual election commencing at the first annual meeting of stockholders, the successors to the class of directors whose term expires at that time shall be elected by the stockholders to hold office for a term of three years to succeed those directors whose term expires, so that the term of one class of directors shall expire each year.

In the event of any change in the authorized number of directors, each director then continuing to serve as such shall continue as a director of the class of which he or she is a member until the expiration of his or her current term, or his or her prior resignation, disqualification, disability or removal. There shall be no cumulative voting in the election of directors. Election of directors need not be made by written ballot.

B.          Newly Created Directorships and Vacancies. Any vacancies on the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause may be filled only by the affirmative vote of a majority of directors then in office, although less than a quorum, or by the sole remaining director, or, in the event of the failure of the directors or the sole remaining director so to act, by the stockholders at the next annual meeting which occurs after the expiration of a 90-day period commencing on the day the vacancy is created. Directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of the class to which they have been elected expires. A director elected to fill a vacancy by reason of an increase in the number of directorships may be elected by a majority vote of the directors then in office, although less than a quorum of the board of directors, to serve until the next election of the class for which such director shall have been chosen. If the number of directors is changed, any increase or decrease may be allocated to any such class the board of directors selects in its discretion. No decrease in the number of directors constituting the board of directors shall shorten the term of any incumbent director.

C.          Removal. A director may be removed only for cause as determined by the affirmative vote of the holders of at least a majority of the shares then entitled to vote in an election of directors, which vote may only be taken at an annual meeting or a special meeting of stockholders called expressly for that purpose. Cause for removal shall be deemed to exist only if the director whose removal is proposed has been convicted of a felony by a court of competent jurisdiction or has been adjudged by a court of competent jurisdiction to be liable for gross negligence or misconduct in the performance of such director’s duty to the corporation and such adjudication is no longer subject to direct appeal.

SIXTH.

A.          Higher Vote for Certain Business Combinations. In addition to any affirmative vote of holders of a class or series of capital stock of this corporation required by law or the provisions of this Certificate of Incorporation and except as otherwise expressly provided in Paragraph B of this Article SIXTH, a Business Combination (as hereinafter defined) with or upon a proposal by an Interested Stockholder (as hereinafter defined) shall require the affirmative vote of the holders of at least two-thirds of the Voting Stock (as hereinafter defined) of this corporation voting together as a single class. Such affirmative vote shall be required notwithstanding the fact that no vote, or a lesser percentage vote, may be required or may be specified, by law or regulation.

B.          When Higher Vote is Not Required. The provisions of Paragraph A of this Article SIXTH shall not be applicable to any particular Business Combination if all of the conditions specified in any one of the following Subparagraphs (i), (ii) or (iii) are met:

(i)         Approval by Disinterested Directors. The proposed Business Combination has been approved by a vote of a majority of all the Disinterested Directors (as hereinafter defined); or

(ii)        Combination with Subsidiary. The proposed Business Combination is solely between this corporation and a subsidiary of this corporation, and such Business Combination does not have the direct or indirect effect set forth in Subparagraph C(ii)(e) of this Article SIXTH; or

(iii)       Price and Procedural Conditions. The proposed Business Combination will be consummated within three years after the date (the “Determination Date”) that the Interested Stockholder became an Interested Stockholder and all of the following conditions have been met:

(a)        The aggregate amount of cash and fair market value (as of the date of the consummation of the Business Combination) of consideration other than cash, to be received per share of common stock in such Business Combination by the holders thereof shall be at least equal to the higher of the following: (x) the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees (with appropriate adjustments for recapitalizations, reclassifications, stock splits, reverse stock splits and stock dividends) paid by the Interested Stockholder for any shares of common stock acquired by it, including those shares acquired by the Interested Stockholder before the Determination Date, or (y) the fair market value of the common stock of the corporation (as determined by the Disinterested Directors) on the date the Business Combination is first proposed (the “Announcement Date”).

(b)        The aggregate amount of cash and fair market value (as of the date of the consummation of the Business Combination) of consideration other than cash, to be received per share of any class or series of preferred stock in such Business Combination by the holders thereof shall be at least equal to the highest of the following: (x) the highest per share price, including any brokerage commissions, transfer taxes and soliciting dealers’ fees (with appropriate adjustments for recapitalizations, reclassifications, stock splits, reverse stock splits and stock dividends) paid by the Interested Stockholder for any shares of such class or series of preferred stock acquired by it, including those shares acquired by the Interested Stockholder before the Determination Date; (y) the fair market value of such class or series of preferred stock of the corporation (as determined by the Disinterested Directors) on the Announcement Date; and (z) the highest preferential amount per share of such class or series of preferred stock to which the holders thereof would be entitled in the event of voluntary or involuntary liquidation, dissolution or winding up of the affairs of the corporation (regardless of whether the Business Combination to be consummated constitutes such an event).

(c)        The consideration to be received by holders of a particular class or series of outstanding common or preferred stock shall be in cash or in the same form as the Interested Stockholder has previously paid for shares of such class or series of stock. If the Interested Stockholder has paid for shares of any class or series of stock with varying forms of consideration, the form of consideration given for such class or series of stock in the Business Combination shall be cash or the form used by the Interested Stockholder to acquire the largest number of shares of such class or series of stock previously acquired by it.

(d)        No Extraordinary Event (as hereinafter defined) occurs after the Interested Stockholder has become an Interested Stockholder and prior to the consummation of the Business Combination.

(e)        A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended (the “Act”), and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules and regulations) is mailed to public stockholders of the corporation at least 30 days prior to the consummation of such Business Combination, whether or not such proxy or information statement is required pursuant to such Act or subsequent provisions (although such proxy or information statement need only be filed with the Securities and Exchange Commission if a filing is required by such Act or subsequent provisions), and shall contain at the front thereof in a prominent place the recommendation, if any, of the Disinterested Directors as to the advisability or inadvisability of the Business Combination and the recommendation, opinion or evaluation of any Investment banking firm selected by a majority of the Disinterested Directors as to the fairness of the Business Combination from the point of view of the stockholders of the corporation other than the Interested Stockholder.

C.          Certain Definitions. For purposes of this Article SIXTH:

(i)         A “person” shall mean any individual, corporation, partnership, bank, association, joint stock company, trust, unincorporated organization or similar company, or a group of “persons” acting or agreeing to act together in the manner set forth in Rule 13d-5 under the Act as in effect on June 1, 2020.

(ii)        “Business Combination” shall mean any of the following transactions, if entered into by this corporation or a subsidiary of this corporation with, or upon a proposal by, an Interested Stockholder:

(a)        the merger or consolidation of this corporation or any subsidiary of this corporation; or

(b)        the sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one or a series of transactions) of any assets of this corporation or any subsidiary of this corporation having an aggregate fair market value of $10 million or more; or

(c)        the issuance or transfer by this corporation or any subsidiary of this corporation (in one or a series of transactions) of securities of this corporation or subsidiary of this corporation having an aggregate fair market value of $10 million or more; or

(d)        the adoption of a plan or proposal for the liquidation or dissolution of any subsidiary of this corporation; or

(e)        the reclassification of securities (including a reverse stock split), recapitalization, consolidation or any other transaction (whether or not involving an Interested Stockholder) which has the direct or indirect effect of increasing the voting power, whether or not then exercisable, of an Interested Stockholder in any class or series of capital stock of this corporation or subsidiary of this corporation; or

(f)         any agreement, contract or other arrangement providing directly or indirectly for any of the foregoing.

(iii)       “Interested Stockholder” shall mean any person (other than this corporation, a subsidiary of this corporation, an employee stock ownership or other employee benefit plan of this corporation or subsidiary of this corporation or any trustee or fiduciary with respect to any such plan acting in such capacity) that is the direct or indirect beneficial owner (as defined in Rule 13d-3 and Rule 13d-5 under the Act as in effect on June 1, 2020) of more than 10% of the outstanding voting stock of the corporation, and any Affiliate or Associate of any such person.

(iv)       “Disinterested Director” shall mean any member of the board of directors of this corporation who is not affiliated with an Interested Stockholder and who was a member of the board of directors of this corporation immediately prior to the time that any Interested Stockholder became an Interested Stockholder, and any, successor to a Disinterested Director who is not affiliated with an Interested Stockholder and is recommended to succeed a Disinterested Director by a majority of the Disinterested Directors who are then members of the board of directors of this corporation.

(v)        “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 under the Act as in effect on June 1, 2020.

(vi)       “Extraordinary Event” shall mean, as to any Business Combination and Interested Stockholder, any of the following events that is not approved by a majority of all Disinterested Directors:

(a)        any failure to declare and pay at the regular date therefor any full quarterly dividend (whether or not cumulative) on outstanding preferred stock; or

(b)        any reduction in the annual rate of dividends paid on the common stock (except as necessary to reflect any subdivision of the common stock); or

(c)        any failure to increase the annual rate of dividends paid on the common stock as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction that has the effect of reducing the number of outstanding shares of the common stock; or

(d)        the receipt by the Interested Stockholder, after the Determination Date, of a direct or indirect benefit (except proportionately as a stockholder) from any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by this corporation or any subsidiary of this corporation, whether in anticipation of, or in connection with, the Business Combination or otherwise.

(vii)      “Voting Stock” shall mean all outstanding shares of the common or preferred stock of this corporation entitled to vote generally in the election of directors, and each reference to a proportion of Voting Stock shall refer to shares having such proportion of the number of shares entitled to be cast, excluding all shares beneficially owned or controlled by the Interested Stockholder.

(viii)     In the event of any Business Combination in which this corporation survives, the phrase consideration other than cash” as used in Subparagraphs B(iii)(a) and B(iii)(b) of this Article SIXTH shall include the shares of common stock and the shares of any other class or series of preferred stock retained by the holders of such shares.

D.          Determinations. A majority of all Disinterested Directors shall have the power to make any determinations with respect to this Article SIXTH, including, without limitation, the transactions that are Business Combinations, the persons who are Interested Stockholders, the time at which an Interested Stockholder became an Interested Stockholder and the fair market value of any assets, securities (including any stock or other securities issued by this corporation) or other property; and any such determinations of such Disinterested Directors shall be conclusive and binding.

E.          No Effect on Fiduciary Obligations of Interested Stockholders. Nothing contained in this Article SIXTH shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

F.          Amendment, Repeal. In addition to the vote required by Article NINTH of this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of the Voting Stock of this corporation, voting together as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with this Article SIXTH.

SEVENTH.       This corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by statute. Notwithstanding the foregoing, the affirmative vote of the holders of at least two-thirds (or such greater proportion as may otherwise be required pursuant to any specific provision of this Certificate of Incorporation) of the total votes eligible to be cast at a legal meeting of stockholders shall be required to amend, repeal or adopt any provisions inconsistent with Articles FIFTH, SIXTH, this Article SEVENTH and Articles EIGHTH, NINTH, TENTH, and ELEVENTH of this Certificate of Incorporation.

EIGHTH.          Bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least two-thirds of the total votes eligible to be cast at a legal meeting of stockholders or by a resolution adopted by a majority of the directors then in office.

NINTH.             All action required to be taken or which may be taken at any annual or special meeting of the stockholders of this corporation may only be taken by written consent without a meeting if a consent in writing, setting forth the action so taken, shall be signed by all of the stockholders of this corporation entitled to vote thereon.

TENTH.            A director of this corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as director, except: (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derives any improper personal benefit. Any repeal or modification of the foregoing paragraph by the stockholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification.

ELEVENTH.

A.          Actions, Suits or Proceedings Other Than by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was or has agreed to become a director or officer of the corporation, or is or was serving or has agreed to serve at the request of the corporation as a director or officer of the corporation, or is or was serving or has agreed to serve at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against costs, charges, expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.

B.          Actions or Suits by or in the Right of the Corporation. The corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he or she is or was or has agreed to become a director or officer of the corporation or is or was serving or has agreed to serve at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action, alleged to have been taken or omitted in such capacity, against costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection with the defense or settlement of such action or suit and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such costs, charges and expenses which the Court of Chancery or such other court shall deem proper.

C.          Indemnification for Costs, Charges and Expenses of Successful Party. Notwithstanding the other provisions of this Article ELEVENTH, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, to the extent permitted by applicable law, the dismissal of an action without prejudice, in defense on any action, suit or proceeding referred to in Paragraphs A and B of this Article ELEVENTH, or in defense of any claim, issue or matter therein, he or she shall be indemnified against all costs, charges and expenses (including attorneys’ fees) actually and reasonably incurred by him or her or on his or her behalf in connection therewith.

D.          Determination of Right to Indemnification. Any indemnification under Paragraphs A and B of this Article ELEVENTH (unless ordered by a court) shall be paid by the corporation, if a determination is made that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Paragraphs A and B of this Article ELEVENTH. Such determination shall be made (i) by the board of directors by a majority vote of the directors who were not parties to such action, suit or proceeding, or (ii) if such majority of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the stockholders.

E.          Advance of Costs. Charges and Expenses. Costs, charges and expenses (including attorneys’ fees) incurred by a person referred to in Paragraphs A and B of this Article ELEVENTH in defending a civil or criminal action, suit or proceeding shall be paid by the corporation in advance of the final disposition of such action or proceeding; provided, however, that the payment of such costs, charges and expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer) in advance of the final disposition of such action, suit or proceeding shall be made only upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced in the event that it shall ultimately be determined that such director or officer is not entitled to be indemnified by the corporation as authorized in this Article ELEVENTH. Such costs, charges and expenses incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the majority of the directors deems appropriate. The majority of the directors may, in the manner set forth above, and upon approval of such director or officer of the corporation, authorize the corporation’s counsel to represent such person, in any action, suit or proceeding, whether or not the corporation is a party to such action, suit or proceeding.

F.          Procedure for Indemnification. Any indemnification under Paragraphs A, B and C, or advance of costs, charges and expenses under Paragraph E of this Article ELEVENTH shall be made promptly, and in any event within 60 days, upon the written request of the director or officer. The right to indemnification or advances as granted by this Article ELEVENTH shall be enforceable by the director or officer in any court of competent jurisdiction, if the corporation denies such request, in whole or in part, or if no disposition thereof is made within 60 days. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Paragraph E of this Article ELEVENTH) where the required undertaking, if any, has been received by the corporation that the claimant has not met the standard of conduct set forth in Paragraphs A and B, of this Article ELEVENTH, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Paragraphs A and B of this Article ELEVENTH, nor the fact that there has been an actual determination by the corporation (including its board of directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

G.          Settlement. The corporation shall not be obligated to reimburse the costs of any settlement to which it has not agreed. If in any action, suit or proceeding, including any appeal within the scope of Paragraphs A and B of this Article ELEVENTH, the person to be indemnified shall have unreasonably failed to enter into a settlement thereof offered or assented to by the opposing party or parties in such action, suit or proceeding, then, notwithstanding any other provision hereof the indemnification obligation of the corporation to such person in connection with such action, suit or proceeding shall not exceed the total of the amount at which settlement could have been made and the expenses incurred by such person prior to the time such settlement could reasonably have been effected.

H.          Subsequent Amendment. No amendment, termination or repeal of this Article ELEVENTH or of relevant provisions of the Delaware General Corporation Law or any other applicable law shall affect or diminish in any way the rights of any director or officer of the corporation to indemnification under the provisions hereof with respect to any action, suit or proceeding arising out of or relating to, any actions, transactions or facts occurring prior to the final adoption of such amendment termination or repeal.

I.          Other Rights; Continuation of Right to Indemnification. The indemnification provided by this Article ELEVENTH shall not be deemed exclusive of any other rights to which a director, officer, employee or agent seeking indemnification may be entitled under any law (common or statutory), agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in any other capacity while holding office or while employed by or acting as agent for the corporation, and shall continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the estate, heirs, executors and administrators of such person. Nothing contained in this Article ELEVENTH shall be deemed to prohibit and the corporation is specifically authorized to enter into agreements with officers and directors providing indemnification rights and procedures different from those set forth herein. All rights to indemnification under this Article ELEVENTH shall be deemed to be a contract between the corporation and each director or officer of the corporation who serves or served in such capacity at any time while this Article ELEVENTH is in effect. The corporation shall not consent to any acquisition, merger, consolidation or other similar transaction unless the successor corporation assumes by operation of law or by agreement the obligations set forth in this Article ELEVENTH.

J.          Savings Clause. If this Article ELEVENTH or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director or officer of the corporation as to any costs, charges, expenses (including attorney’s fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the corporation, to the full extent permitted by any applicable portion of this Article ELEVENTH that shall not have been invalidated and to the full extent permitted by applicable law.

K.          Subsequent Legislation. If the Delaware General Corporation Law is amended after the date hereof to further expand the indemnification permitted to directors and officers of the corporation, then the corporation shall indemnify such person to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

TWELFTH.          Stockholder nominations of persons for election as directors of this corporation and stockholder proposals with respect to business to be conducted at an annual meeting of stockholders must, in order to be voted upon, be made in writing and delivered to the secretary of this corporation on or before 30 days (or such other period as may be established in the bylaws) in advance of the date (month and day) of the previous year’s annual meeting.